Exhibit 99.(h)(2)

SUB-ADMINISTRATION AGREEMENT

TURNER INVESTMENT PARTNERS, INC.

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.                                       DEFINITIONS

2.                                       SERVICES AND RELATED TERMS AND CONDITIONS

3.                                       INSTRUCTIONS

4.                                       COMPLIANCE WITH LAWS; ADVICE

5.                                       COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.                                       SCOPE OF RESPONSIBILITY

7.                                       INDEMNITY

8.                                       FEES AND EXPENSES

9.                                       REPRESENTATIONS

10.                                 TERM AND TERMINATION

11.                                 GOVERNING LAW AND JURISDICTION

12.                                 MISCELLANEOUS

Schedule 1                                      Definitions

Schedule 2                                      Services

Schedule 3                                      Dependencies

Schedule 4                                      Fees and Expenses

Schedule 5                                      List of Funds

Schedule 6                                      Performance Standards

i

THIS SUB-ADMINISTRATION AGREEMENT is made as of October 1, 2010, by and between Turner Investment Partners, Inc., a Pennsylvania Corporation, (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.                                      DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein.  Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.                                      SERVICES AND RELATED TERMS AND CONDITIONS

(A)                              Services.  The Services are described in Schedule 2 (the “Services Schedule”).  The Service Provider will perform the Services with respect to the series listed on Schedule 5 (each, a “Fund”) in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term.  The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)                                Service Changes.  The Service Provider will be obliged to perform only those Services set forth in the Services Schedule.  The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule.  The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The foregoing process is the “Change Control Process.”

(C)                                Provision of Information; Cooperation.  In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.  Client requests to make a material change to the Services necessitated by a change to the Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)                               Dependencies.  Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances:  (i) if such failure is caused by a failure of the Client to meet a Dependency set forth in Schedule 3 through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties.  For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.  The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)                                 Information and Data Sources; Liability for Third Parties.  For purposes of this Agreement:

(i)                                     as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information (other than that provided by the Service Provider) contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Funds, the Client or their employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of a Fund (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client, a Fund or its Customers (“Intermediaries”).  The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)                                  Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)                               the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B)

clearance or settlement systems, (C) custodians that hold the assets of the Funds or their Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about a Fund, the Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client, a Fund or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)                              the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”), provided that (A) such appointment must be to a party equally competent to fulfill the obligation of the Service Provider under this agreement and (B) the Service Provider shall remain ultimately responsible for the actions of any Administrative Support Provider as if such actions were done by the Service Provider.  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)                                 Other Services and Activities.  The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons.  Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so.  Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which a Fund is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)                                Service Standards.  The Service Provider shall provide the Services in accordance with the performance standards set forth in Schedule 6 (the “Performance Standards”), except as otherwise provided in this Agreement or to the extent that the Service Provider is prevented from such performance by circumstances beyond its reasonable control.  Changes at any time to the Performance Standards shall be effective only if made in accordance with Section 12(A).  The Client’s sole remedy in the event of any failure by the Service Provider to provide the Services in accordance with the Performance Standards is set forth in Schedule 6 (Performance Standards) unless such failure is also an independent breach by the Service Provider of its Standard of Care; provided, however, that nothing set forth in this Section 2(G) shall in any way modify or diminish the Client’s right to receive and the Service Provider’s obligation to provide the Services in the manner set forth in this Agreement or the Service Provider’s obligation to reimburse the Funds for NAV Differences pursuant to Section II of Appendix B of Schedule 2 to this Agreement.

3.                                      INSTRUCTIONS

(A)                              Medium of Transmission.  Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)                                Security Procedures.  The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”).  The Service Provider’s sole obligation with respect to verification of origination of Instructions will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction.  The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client, which the Service Provider had no reason to doubt.  The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)                                Requests for Instructions.  The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)                               Reliance.  The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change).  The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)                                 Cut Off Times.  The Service Provider is only obligated to act on Instructions received prior to applicable cutoff times on a Business Day.  Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)                                 Deemed Delivery. Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence.  Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting.  In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.                                      COMPLIANCE WITH LAWS; ADVICE

(A)                              Compliance.  The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services.  The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services.  Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)                                No Fiduciary etc.  The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client, a Fund or any other Person or acting as the Fund’s independent accountants or auditors.

(C)                                Laws Applicable to the Client.  Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client or the Funds; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client, the Funds or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)                               Advice of Experts.  The Service Provider may notify the Client if the Service Provider reasonably determines that it is in need of the advice of counsel to the Client or the Client’s accountants with regard to the Service Provider’s responsibilities and duties pursuant to this Agreement that are outside the ordinary course of business.  If the advice the Service Provider seeks relates to its responsibilities and duties to more than one of its clients, the Service Provider shall be responsible for seeking advice of its counsel or other counsel and/or accountants, as applicable, and shall be liable for payment of such counsel or accountants.  The Service Provider may rely upon the advice of counsel to the Client; however, this Agreement shall not obligate counsel to the Client to render such advice.  After so notifying the Client, if the Service Provider does not obtain the advice of counsel to the Client within a reasonable period of time, the Service Provider shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Client unless relating to a matter involving the Service Provider’s willful misfeasance, bad faith, negligence or reckless disregard of the Service Provider’s responsibilities and duties hereunder.  The Service Provider shall in no event be liable to the Client or any Fund or any shareholder or beneficial owner of the Client for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

5.                                      COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)                              Communications and Statements.  Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy.  The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client.  Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)                                Records and Access.  Subject to applicable Law, including records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, the Service Provider will allow the Client, the Funds and their independent public accountants, agents or regulators reasonable access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records.  Client Records shall be property of Turner Funds and will be made available to or surrendered promptly to the Client or Turner Funds on request at the Client’s expense.  In case of any request or demand for the inspection of Client Records by another party, the Service Provider shall notify the Client and follow the Client’s instructions as to permitting or refusing such inspection; provided that the Service Provider may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Client has agreed to indemnify the Service Provider against such liability.

(C)                                Confidentiality.  The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential.  The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Funds’ Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s or a Fund’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)                               Proprietary Information.

(i)                                     The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party.  The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law.  Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)                                  Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Fund (“Investment Methods”), the identities of the portfolio holdings at any time and from time to time of the Funds (“Portfolio Data”) and any other information that is not public knowledge and that may reasonably be viewed as a trade secret by the Client constitutes proprietary information of substantial value to the Client (on behalf of the Funds).  The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)                                 Use of Name.  Without the written consent of the Client, the Service Provider may use the name of the Client or a Fund only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes.  Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law, except in the ordinary course of business for use in marketing materials, registration statements and similar sales materials.

(F)                                 Communications to Customers.  Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by a Fund of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval.  The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.  If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)                                Privacy.  Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  Service Provider agrees:  (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.                                      SCOPE OF RESPONSIBILITY.

(A)                              Standard of Care.  The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).  The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)                                Responsibility for Losses.  Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or negligence of the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)                                Limitations on Liability.

(i)                                     The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  The Service Provider will have no implied duties or obligations.  Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)                                  The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)                               Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)                              For the avoidance of doubt, the payment of Service Credits in relation to breaches of applicable Service Standards are intended by the Parties to help ensure Service quality and shall be the Client’s sole remedy for the breach of a Service Standard unless such breach is also an independent breach by the Service Provider of its Standard of Care.

(v)                                 Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement during the eighteen (18) months immediately before the date on which the alleged damages were claimed to have been incurred; provided, however that if this Agreement shall have been in effect for less than eighteen (18) months then such maximum amount shall equal the average monthly fees paid by the Client for the then-current actual term of the Agreement multiplied by eighteen (18).

(D)                               MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.                                      INDEMNITY.

(A)                              Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, a

“Service Provider Indemnitee”) for, and will defend and hold each Service Provider Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) (each referred to as a “Loss”) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement, imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)                                     this Agreement, except any Loss resulting from the willful default, fraud or negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)                                  any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)                                Indemnity by the Service Provider.  The Service Provider will indemnify the Funds, the Client, and the Client’s affiliates and its respective officers, directors, employees and representatives (each, a “Client Indemnitee”) for, and will defend and hold each Client Indemnitee harmless from all Losses incurred by the Client or such person in any action or proceeding between the Client and the Service Provider or between the Client and any third party arising from or in connection with the performance of this Agreement and resulting from the willful default, fraud or negligence of the Service Provider.

(C)                                Notification, Participation; Indemnitor Consent.  Upon the assertion of a claim for which a party may be required to indemnify the other party, the party seeking indemnification must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party will have the option to participate with the other party in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Sections 7(A) and 7(B) hereof, in the event the party seeking indemnification has not secured such consent the indemnifying party will have no obligation to indemnify the party seeking indemnification.

8.                                      FEES AND EXPENSES

(A)                              Fee Schedule.  The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.  For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non- Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)                                Taxes.  The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets.  The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.                                      REPRESENTATIONS

(A)                              General.  The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                                     It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)                                  It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)                               This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)                              Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)                                 Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)                              Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)                                Client.  The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                                     Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

(ii)                                  It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)                               Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(iv)                              This Agreement has been presented to the Board of Directors or Trustees of the Funds (collectively, the “Board”) and, if required by law, approved by the Board.

(C)                                Service Provider.  The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)                                     it has commercially reasonable data security and business continuity controls and plans; and

(ii)                                  it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.                               TERM AND TERMINATION

(A)                              Term.  This Agreement will begin on the Effective Date and have an initial term of 3 years from the Effective Date (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)                                Termination.  Subject to Section 10(C):

(i)                                     Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(ii)                                  Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)                               This Agreement may be further terminated by either party immediately in the event of:

(a)                                  the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise;

(b)                                 the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation; or

(c)                                  the termination of the Administration Agreement between the Client and the Funds; provided, however, that no such termination of this Agreement shall occur if and to the extent the Client or any control affiliate thereof is named as, or otherwise becomes, the successor administrator to the Funds.

(iv)                              For the avoidance of doubt, the removal by the Client of a Fund from Schedule 5 due to a liquidation or other termination or reorganization of that Fund shall not constitute a termination of this Agreement so long as additional Funds remain.

(C)                                Termination-related Obligations.  Related to termination of this Agreement:

(i)                                     If, for any reason other than (i) non-renewal, (ii) termination by the Client upon the provision of a minimum of six (6) months’ prior written notice, after the Initial Term, (iii) mutual agreement of the parties or (iv) “cause”, the Client terminates this Agreement, or the Client terminates the Service Provider’s services, or the Service Provider is replaced as service provider to some or all of the Funds, then the Client shall make a one-time cash payment to the Service Provider, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due the Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Periods, as the case may be, or (y) 6 months, if the Client is terminating based on establishing, in good-faith, dissatisfaction with the quality of the provision of Services, or 12 months, if the Client is terminating for any other reason, and assuming, in all instances, for purposes of the calculation of the one-time payment that the fees that would be earned by the Service Provider for each month would be based upon the average fees payable to the Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”).  In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial.  Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation.  Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)                                  Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages.  If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records.  Service Provider shall be entitled to destroy the Client Records if:  (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees.  The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)                               Surviving Terms.  The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.                               GOVERNING LAW AND JURISDICTION

(A)                              Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)                                Jurisdiction.  The courts of the country in which the Service Provider is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)                                Venue.  Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)                               Sovereign Immunity.  The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.                               MISCELLANEOUS

(A)                              Additional Funds.  In the event that Turner Funds establishes one or more Funds in addition to those identified in Schedule 5 with respect to which the Client desires to have the Service Provider render Services under the terms hereof, the Client shall so notify the

Service Provider in writing, and if the Service Provider agrees in writing to provide such services, Schedule 5 shall be deemed amended to include such additional Funds.

(B)                                Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written.  In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.  Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(C)                                Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(D)                               Waiver of Rights.  Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(E)                                 Assignment.  No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate.

(F)                                 Headings.  Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)                                Counterparts.  This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)                               Third Party Beneficiaries or Joint Venture.  There are no third party beneficiaries to this Agreement.  This Agreement does not create a joint venture or partnership between the Parties.

(I)                                    Certain Communications.  The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.		Turner Investment Partners, Inc.

By:	/s/ Fred Naddaff	By:	/s/ Brian F. McNally

Name: Fred Naddaff		Name: Brian F. McNally

Title: President		Title: General Counsel & CCO

Date: 9/21/10		Date: 9/16/2010

Schedule 1 to Sub-Administration Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any Monday thru Friday, 8:00 a.m. - 5:00 p.m., excluding any Saturday, Sunday or any official closing of the New York Stock Exchange.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)                                     information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

1

(ii)                                  information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)                               any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information:  (A) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (B) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom a Fund sells, directly or indirectly, securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement “Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

2

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.  “Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client or a Fund in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.  “Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.  “Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.  “Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.  “Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.  “Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

3

Schedule 2 to Sub-Administration Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client with respect to the Funds.

I.                                         Services

1.                                       Certain Operational Matters

(a)                                  Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation.  Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)                                 Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(c)                                  Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(d)                                 Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns.

(e)                                  Coordinate with independent auditors concerning the Client’s regular annual audit.

(f)                                    Monitor wash sales annually.

2.                                       SEC Filings

(a)                                  For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report.  Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(b)                                 Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(c)                                  Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

1

3.                                       Blue Sky Services

(a)                                  Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Client as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Client (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Client and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Client and the Shares with state securities authorities to enable the Client to make a continuous offering of its Shares.

(b)                                 The Client shall be responsible for identifying to Service Provider in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

4.                                       Compliance Services

(a)                                  Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Service Provider (other than the Compliance Services group) that provides services for the Client.

(b)                                 Provide information reasonably requested by the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

(c)                                  Provide reports to the Client’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

2

Schedule 2 to Sub-Administration Agreement — Services
Appendix B — Fund Accounting Services

I.                                         Services

1.                                       Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)                                  Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)                                 General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)                                  Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)                                 A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.                                       Accounting Services

Perform the following accounting services for each Fund:

(a)                                  Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)                                 Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board.

3

(c)                                  Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)                                 Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)                                  Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)                                    Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)                                 If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)                                 Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)                                     Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(j)                                     Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(k)                                  Post Fund transactions to appropriate categories.

(l)                                     Accrue expenses of each Fund according to instructions received from the Client and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)                               Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)                                 Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)                                 Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)                                 Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

4

(q)                                 Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

(r)                                    Notify the Client as soon as reasonably practicable whenever income due on securities of a Fund is not collected in due course and provide the Client with periodic status reports of such income collected after a reasonable time.

(s)                                  Provide financial information for registration statements as reasonably requested by the Client.

(t)                                    Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

3.                                       Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)                                  Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client.  The unaudited financial statements will include the following items:

(i)                                     Unaudited Statement of Assets and Liabilities,

(ii)                                  Unaudited Statement of Operations,

(iii)                               Unaudited Statement of Changes in Net Assets, and

(iv)                              Unaudited Condensed Financial Information

(b)                                 Provide accounting information for the following:  (in compliance with Reg.  S-X, as applicable):

(i)                                     federal and state income tax returns and federal excise tax returns;

(ii)                                  the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)                               the Client’s schedules of investments for filing with the SEC on Form N-Q;

(iv)                              the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

(v)                                 registration statements on Form N-1A and other filings relating to the registration of shares;

5

(vi)                              reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)                           annual audit by the Client’s auditors; and

(viii)                        examinations performed by the SEC.

(c)                                  Calculate turnover and expense ratio.

(d)                                 Prepare schedule of Capital Gains and Losses.

(e)                                  Provide daily cash report.

(f)                                    Maintain and report security positions and transactions in accounting system.

(g)                                 Prepare Broker Commission Report.

(h)                                 Monitor expense limitations.

(i)                                     Maintain list of failed trades.

(j)                                     Provide unrealized gain/loss report.

II.                                     Notes and Conditions Related to Fund Accounting Services

1.                                       Subject to the provisions of Section 2 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)                                  During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)                                 During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the net loss that the Fund incurs, plus the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.  The parties agree to discuss whether or not to reprocess shareholder transactions as a result of any NAV Error resulting from a NAV Difference that is at least 1/2 of 1%.  The Client will have the final decision regarding whether or not to reprocess, but agrees to consider in good faith Service Provider’s recommendation concerning whether or not to reprocess.

6

For purposes of this Section II.1:  (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted so long as it complies with applicable law and the Board does not reasonably disagree; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted so long as it complies with applicable law and the Board does not reasonably disagree.

2.                                       The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies supplied by third parties, including any fair value pricing information or adjustment factors.

7

Schedule 3 to Sub-Administration Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)                              The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)                                The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)                                The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)                               The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)                                 The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)                                 The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)                                The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

1

Schedule 4 to Sub-Administration Agreement

Fee Schedule

1.                                       Base Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

The Client shall pay Service Provider:

0.03% of the first $3 billion in aggregate net assets of all Funds, plus
0.025% of the aggregate net assets of all Funds in excess of $3 billion.

In addition, there shall be a monthly minimum fee of $4,583.33 per Fund.

2.                                       Compliance Services Fees

For Compliance Services, the Client shall pay Service Provider an annual fee (to be billed in equal monthly installments) of $30,000,

3.                                       Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                                   Reimbursement of Expenses.  The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)                                     All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)                                  All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)                               The cost of obtaining security and issuer information;

(iv)                              The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)                                 Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the

1

services to be provided hereunder, including print production charges incurred;

(vi)                              All copy charges;

(vii)                           Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)                        All systems-related expenses associated with the provision of special reports;

(ix)                                Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement; and

(x)                                   The cost of tax data services.

B.                                     Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)                                     A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)                                  System development fees, billed at $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)                               Fees for development of custom interfaces pre-approved by the Client, billed at $150 per hour;

(iv)                              Ad hoc reporting fees pre-approved by the Client, billed at $150 per hour;

(v)                                 Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(vi)                              Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of each Fund’s portfolio;

(vii)                           The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable;

(viii)                        Check and payment processing fees; and

2

(ix)                                Costs of rating agency services.

C.                                     Fair Value Support Services.  As compensation for Fair Value Support Services (the services set forth in subsections 2(b) and 2(c) (as they relate to fair value determinations) of Schedule 2, Appendix B to this Agreement).  Service Provider shall receive the following annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder, as follows:

One-time Development Fee, due upon the execution of this Agreement:       $10,000

Annual Fee for Fair Value Support Services to be provided by Service Provider:

For each Fund with less than 200 securities:        $5,000
For each Funds with at least 200 securities:            $7,500
(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs.  Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

4.                                       Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of:  (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 5%.

3

Schedule 5 to Sub-Administration Agreement

List of Funds

Turner Concentrated Growth Fund

Turner Core Growth Fund

Turner Emerging Growth Fund

Turner Large Cap Growth Fund

Turner Mid Cap Growth Fund

Turner New Enterprise Fund

Turner Small Cap Growth Fund

Turner Quantitative Broad Market Equity Fund

Turner Small Cap Equity Fund

Turner Quantitative Large Cap Value Fund

Turner International Core Growth Fund

Turner Spectrum Fund

Turner Global Opportunities Fund

1

Schedule 6 to Sub-Administration Agreement

Performance Standards

The Service Provider’s performance in connection with this Agreement shall be determined by measuring the key performance indicators (“KPI”) set forth herein.  Such KPI may be amended by mutual agreement of the parties from time to time, against the corresponding service quality performance standards set forth below (the “Performance Standards”).

Definitions:

Capitalized terms not defined herein shall have the meaning ascribed to them in the main body of this Agreement.  In the case of conflict between a term defined in this Schedule 6 and the main body of this Agreement, the term as defined in this Schedule 6 shall control in each instance such term is used in this Schedule 6.

“Business Day” means any Monday thru Friday, 8:00 a.m. - 5:00 p.m., excluding any Saturday, Sunday or any official closing of the New York Stock Exchange.

“Calendar Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31.

“Event” means each KPI that is monitored during any month and each KPI that would have been monitored during any month but for the fact that such KPI relates to an activity that is not required to be performed during the given month (e.g.  semi-annual or annual reports).

“NAV Error” means a Fund NAV that contains one or more errors in the calculation of net asset value, which error(s) arise out of an action or omission of the Service Provider and is greater than $0.01 per share as set forth in the Turner Funds’ NAV Error Resolution Policy, a copy of which has been approved by the board of directors of the Funds.

“Performance Rating” means the number of Successful Events (as defined below) during a Calendar Quarter divided by three times the number of KPI, currently thirty-three.

“Performance Minimum” means the minimum acceptable Performance Rating that the Service Provider shall achieve during any Calendar Quarter.  The Performance Minimum as of the date hereof is 85%.

“Performance Report” means the quarterly report provided by the Service Provider to the Client that shall set forth the Service Provider’s Performance Rating during the preceding Calendar Quarter.

Performance Standards:

KPI	PERFORMANCE STANDARDS

1. NAV Accuracy	Service Provider will calculate each Fund’s NAV free from NAV Errors at a calculated rate

1

of 99.8% or above.

2. NAV Reporting to NASDAQ 2nd Session	Each Fund NAV calculated by the Service Provider and transmitted to NASDAQ 2nd Session will be delivered on time at a calculated rate of 97.0% or above.

3. Performance Fee Adjustments	Service Provider will calculate and record performance fee adjustments for each Fund on the last Business Day of each month at a calculated rate of 100%.

4. Daily Cash Availability	Service Provider will provide daily cash availability statements relating to each Fund to the Client each Business Day at or before 11 a.m. at a calculated rate of 95% or above.

5. Financial Statement Delivery	Service Provider will provide financial statements to shareholders on or before the statutory due date at a calculated rate of 100%.

6. Form N-SAR/24f-2 Filing	Service Provider will prepare Form N-SAR and Form 24f-2 for each Fund on or before the statutory due date at a calculated rate of 100%.

7. Compliance Report Card

Service Provider will provide a standard report card of compliance violations for each Fund to the Client on or before that date that is ten Business Days following month-end at a calculated rate of 100%.

8. Compliance Breach Notification

Service Provider will notify the Client of alleged material compliance violations within one Business Day following the date on which the Service Provider becomes aware of the alleged violation at a calculated rate of 100%.

9. Corporate Action Processing	Service Provider will process all security corporate actions in a manner that takes into account the most readily available market data on the ex-dividend date at a calculated rate of 95%.

10. Compensation of Board of Trustees

Service Provider will pay compensation to Fund board of trustees within 7 business days of a Board or Committee meeting or within 4 business days of receiving Client approval of the amount to pay each trustee, whichever

2

comes later, at a calculated rate of 100%.

11. Payment of Fund Expenses	Service Provider will pay all Fund authorized expenses not later than 30 days from its receipt of a Client-approved invoice or request for payment.

Data Collection and Performance Rating Calculation:

Beginning as of the first day of a Calendar Quarter commencing after the Effective Date, and for each Calendar Quarter thereafter during the term of this Agreement, the Service Provider will calculate its Performance Rating in accordance with the procedures set forth herein, and deliver a Performance Report to the Client.

During the month-end process, each Event will be assigned a value of one when the Service Provider performs the KPI at or above the corresponding Performance Standard or when such KPI is not monitored due to the fact that such KPI relates to an activity that is not required to be performed during such month (“Successful Events”) and a value of zero when the Service Provider fails to perform the KPI at or above the corresponding Performance Standard (“Deficient Events”).

The Service Provider’s quarterly Performance Rating shall be calculated by dividing the aggregate number of Successful Events during the Calendar Quarter by three times the number of KPI, currently thirty-three.  A “Service Level Deficiency” will occur when the Performance Rating falls below the Performance Minimum.

Performance Standard Exceptions:

In determining the Service Provider’s conformance with the KPI set forth herein, the Service Provider shall be excused from its failure to achieve any KPI if such failure is caused by any of the following:  (i) the Service Provider does not receive, after proper and timely request, if applicable, proper and timely reporting from the Client, custodians, prime brokers, transfer agents, banks, pricing agents, investment manager and any outside agent whose information is integral to the Service Provider’s deliverables; (ii) the Service Provider does not receive, after timely request, timely approvals and confirmations from the Funds and the investment manager as required in connection with the performance standards; or (iii) performance within the stated KPI is adversely affected by a change in the standards of a third party processing agent outside of the control of the Service Provider or upon the occurrence of one or more circumstances or events of force majeure or equipment failure, as described in Section 2(D) of the Agreement.

An Event shall not be considered a Deficient Event to the extent that the Service Provider’s errors or delays are caused by any of the exceptions set forth above or other circumstances outside the reasonable control of the Service Provider, including, without limitation, any changes or updates not previously requested by the Funds during month- end processing.  Such Events shall not be included in the total number of Events for purposes of calculating the Performance Rating during any Calendar Quarter.

3

Reporting:

The Service Provider shall provide a written Performance Report to the Client that shall set forth the Service Provider’s Performance Rating during the applicable Calendar Quarter as well as the Service Provider’s monthly performance of each of the KPI.  The Service Provider will prepare and distribute the Performance Report to the Client promptly following the close of the applicable Calendar Quarter and use best efforts before the deadline specified by the Client for inclusion of the report in Board of Trustee meeting materials.  The Client will promptly review the Performance Report and provide comments, if any, to the Service Provider.

Notification & Corrective Action:

In the event of a Service Level Deficiency, the Client may provide written notification (“Deficiency Notice”) to the Service Provider requesting that the Service Provider modify its procedures in an effort to ensure that such Service Level Deficiency is resolved.  Upon receipt of a Deficiency Notice, the Service Provider shall have at least one full Calendar Quarter (“Cure Period”) to implement corrective action with respect to such Service Level Deficiency.  If such efforts are successful in correcting the Service Level Deficiency in the next Calendar Quarter (“Cure”), the Funds shall have no other rights with respect to such Service Level Deficiency.  In the event that the Service Provider fails to Cure the Service Level Deficiency during the Cure Period, the Service Provider shall issue a credit to the Client on the Client’s next monthly invoice equal to $25,000.  The Service Provider shall only be entitled to one Cure Period during any rolling twelve month period.  Thereafter, any Service Level Deficiency shall immediately result in the Service Provider issuing a credit to the Client on the next monthly invoice equal to $25,000.

NAV Error Credit:

Notwithstanding the foregoing, in the event that the Service Provider calculates a Fund NAV that includes an NAV Error, the Service Provider shall provide the Client with NAV Error credits in the manner set forth below:  Each NAV Error is treated as an NAV Error only once (i.e., if an NAV Error lasts more than one business day before it is discovered, it is treated as one NAV Error and excluded from both the numerator and denominator in the calculation after the first day).  In addition, any NAV Error that occurs while Service Provider is in conformance with the NAV accuracy KPI listed above shall not be counted for purposes of this NAV Error Credit Section and no NAV Error resulting in a gain to the Fund shall be counted for purposes of this NAV Error Credit Section.  For example, if Service Provider meets the 99.8% test until the third NAV Error, then the first two NAV Errors in a quarter shall not result in an NAV Error Credit, but the third and any subsequent error during that Calendar Quarter resulting in a loss to the Fund shall result in an NAV Error Credit as set forth below.

4

NAV Error	NAV Error Credit

1st NAV Error during fiscal twelve month period	$ 5,000

2nd NAV Error during fiscal twelve month period	$15,000

3rd NAV Error and each subsequent NAV Error during fiscal twelve month period the greater of $25,000 each or all fund and/or shareholder damages directly related to the NAV error(s) as set forth in Section III (1) and III (2) of the Turner Funds NAV Error Resolution Policy, a copy of which has been provided to the Service Provider in writing and in advance.

The foregoing credit(s) shall be provided to the Client by the Service Provider on the next monthly invoice immediately following identification of the applicable NAV Error.

5